SECURITIES AND EXCHANGE COMMISSION
WashingtonD.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	Commission File Number:
December 23, 2002	0-27441

XM SATELLITE RADIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1878819
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.
Washington, D.C. 20002-2194
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(202) 380-4000

Date of Report (Date of earliest event reported):	Commission File Number:
December 23, 2002	333-39178

XM SATELLITE RADIO INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1805102
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.
Washington, D.C. 20002-2194
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(202) 380-4000

EXPLANATORY NOTE

This current report on Form 8-K is filed jointly by XM Satellite Radio Holdings Inc. (“Holdings”) and XM Satellite Radio Inc. (“XM”). XM is a wholly-owned subsidiary of Holdings.

Item 5.    Other Events.

On December 23, 2002, we announced a series of transactions that will provide us with $450 million of additional liquidity, as described more fully in our Current Report on Form 8-K filed previously on December 23, 2002. We also announced that we will launch an exchange offer and consent solicitation pursuant to which we seek to exchange at least 90% of our outstanding $325 million aggregate principal amount of 14% Senior Secured Notes due March 15, 2010 for approximately $474.4 million in aggregate principal amount at maturity of $14% Senior Secured Discount Notes due December 31, 2009, $22.75 million in cash and warrants to purchase 27.625 million shares of common stock at $3.18 per share. The financing transactions are contingent on, among other things, 90% participation by existing noteholders in the exchange offer. However, this minimum threshold requirement may be waived with the consent of General Motors and 66-2/3% of the investors in the financing transaction. We expect to launch the exchange offer on December 24, 2002.

In the exchange offer, for every $1,000 principal amount of 14% Senior Secured Notes due 2010 tendered and accepted for exchange, noteholders will receive: (i) $1,460 principal amount at maturity ($1,000 accreted value as of March 15, 2003) of XM’s 14% Senior Secured Discount Notes due December 31, 2009, (ii) $70.00 in cash, and (iii) a warrant to purchase 85 shares of Holdings’ Class A common stock. The new notes will be secured by substantially all of our assets (excluding real estate), whereas the existing notes are secured only by the capital stock of XM’s FCC license subsidiary. The new notes will accrete interest until December 31, 2005, after which time XM will make semi-annual cash interest payments. We will also be soliciting consents to amend the indenture governing the existing notes to, among other things, eliminate or amend substantially all the restrictive covenants and certain events of default. Noteholders who tender their notes for exchange will, in doing so, also provide their consent to the amendments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: December 23, 2002	By:	/s/ Joseph M. Titlebaum
Name: Joseph M. Titlebaum
Title: Senior Vice President, General Counsel and Secretary

XM SATELLITE RADIO INC.

Date: December 23, 2002	By:	/s/ Joseph M. Titlebaum
Name: Joseph M. Titlebaum
Title: Senior Vice President, General Counsel and Secretary